SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 30, 2012 (November 27, 2012)

NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-10822 (Commission File Number)	62-1470956(IRS Employer Identification No.)

222 Robert Rose Drive, Murfreesboro, TN 37129
(Address of principal executive offices)

(615) 890-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

(e)     Compensatory Arrangements of Certain Officers

J. Justin Hutchens.

The Compensation Committee approved the payment of a bonus of $850,000 to Mr. Hutchens based on his incentive performance plan for 2012. This bonus consisted of $375,000 FFO bonus and $375,000 Dividend bonus as provided in the 2012 bonus plan, plus an additional $100,000 granted at the discretion of the Compensation Committee. The Compensation Committee approved a base salary for Mr. Hutchens for 2013 of $400,000.

The Compensation Committee also approved an incentive compensation plan for Mr. Hutchens for 2013. Mr. Hutchens elected to accept the Cash Performance Incentive Plan of his employment agreement beginning in 2010, which provides an FFO Bonus based on the Company's normalized FFO as defined in the Agreement and a Dividend Bonus based on the Company's normalized dividends as defined in the Agreement. For 2013, the potential FFO Bonus is $400,000, provided the normalized FFO goal of a 5% increase over the 2012 actual normalized FFO is met; and the minimum Dividend Bonus is $400,000, provided the recurring dividend goal of $2.77 is met.

Other Executive Officers

In connection with the Company's 2012 performance, on November 27, 2012, the Compensation Committee approved bonuses and 2013 base salary increases to other executive officers.

Named Executive Officer	2012 Bonus	2013 Base Salary
Roger Hopkins	$165,000	$270,375
Kristin S. Gaines	$215,000	$146,260

The Compensation Committee also approved incentive plans for 2013. Mr. Hopkins' incentive plan for 2013 provides for a bonus potential of up to $150,000 based on achieving certain goals related to timing of SEC filings and successfully contributing to the achievement of recurring FFO and dividend payout amounts. Ms. Gaines' incentive plan for 2013 provides for a bonus potential of up to $200,000 based on achieving goals related to new transactions, compliance analysis and contributing to the achievement of recurring FFO and dividend payout goals.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

By:    /s/Roger Hopkins
Name:    Roger Hopkins
Title:     Principal Accounting Officer

Date:    November 30, 2012